Exhibit 99.1

Investor Contact:
Quintin Lai Vice President, Investor Relations (610) 594-3318

West Announces Third Quarter 2016 Results
- Conference Call Scheduled for 9 a.m. EDT Today -

Exton, PA October 27, 2016 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced its financial results for the third quarter 2016, updated financial guidance for the full-year 2016, introduced sales growth outlook for full-year 2017 and reaffirmed long-term 2020 financial targets.

Third Quarter 2016 Highlights

•	Reported net sales of $376.7 million grew 9.4% over the prior-year quarter. Net sales at constant currency grew by 10.0%.

•
Third quarter 2016 reported diluted EPS was $0.50 as compared to $0.02 in the prior-year quarter. Adjusted diluted EPS was $0.53 as compared to $0.44 in the prior-year quarter, representing 20% year-over-year growth. Both reported and adjusted diluted EPS comparisons to the prior-year period were adversely impacted by $0.04 of currency impacts.

•	Raising full-year 2016 net sales guidance and tightening adjusted diluted EPS guidance range.

•	Full-year net sales are now expected to be between $1.510 billion and $1.520 billion compared to prior range of $1.505 billion to $1.520 billion.

•	Full-year 2016 adjusted diluted EPS is now expected to be between $2.17 and $2.22 compared to prior range of $2.15 to $2.25.

•	Providing preliminary 2017 sales growth guidance at the high-end of our long-term guidance and reaffirms 2020 financial targets.

“Net sales at constant currency” and “adjusted diluted EPS” are Non-GAAP measurements. See discussion under the heading “Non-GAAP Financial Measures” in this release.

Executive Commentary
“West had another successful quarter with double-digit organic sales growth, year-over-year increases in gross and operating profit margins and strong double-digit growth in adjusted earnings,” said Eric M. Green, President and Chief Executive Officer. “Sales growth contribution came from both Proprietary Products and Contract-Manufactured Products segments. The growth was broad-based across our Biologics, Generics and Pharma market units as well as in all geographies. We continue to see strong double-digit sales growth and growing customer demand for our high-value product offerings including FluroTec®, Westar® RU, Daikyo®, administration systems and NovaPure® components.”
“Fueled by our organic sales growth and a favorable product mix of high-value products, we had year-over-year gross margin expansion. Importantly, our Global Operations team remains on track to achieve our targets of reduced lead times and backlog, which is critical in ensuring a stable supply chain for our customers.”
Mr. Green continued, “Last year, we issued 5-year financial targets for 2020. We are off to a good start, and we are reaffirming those targets. In the first year of the plan, we realigned our organization to a market-led strategy, expanded manufacturing capacity and launched new high-value products. In addition, our customers have received regulatory approval for several products using Crystal Zenith® and SmartDose® technologies.”
In the first three quarters of 2016, we have generated almost 10% organic sales growth, expanded both gross and operating profit margins and grown adjusted diluted EPS by 21%. We are raising our full-year 2016 organic sales growth guidance to the upper end of our prior range of 7% to 9% and expect full-year 2016 adjusted diluted EPS to grow approximately 20% at the mid-point of our updated range of $2.17 to $2.22. As we look to 2017, we see continued demand trends from the markets we serve, and we expect to be at the high end of our long-term guidance range of 6% to 8% organic sales growth.”
Third Quarter 2016 Results
Gross profit margin was 32.1%, an increase of 70 basis points compared to the prior-year quarter. Proprietary Products gross profit margin was 36.4%, an increase of 90 basis points, primarily due to product mix improvements and modest price increases partially offset by increased labor and overhead costs and changes in foreign currency rates. Contract-Manufactured Products gross profit margin was 16.0%, a decrease of 80 basis points, primarily due to an unfavorable mix of products sold, including low-margin tooling sales.
Third quarter 2016 reported operating profit margin was 13.6%, compared with -1.0% in the prior-year quarter. Excluding 2016 restructuring activities and a 2015 pension settlement charge, third quarter 2016 adjusted operating profit margin was 14.2% compared to 13.2% in the 2015 quarter, an increase of 100 basis points.

Third Quarter 2016 Business Segment Results
Proprietary Products ($298.1 million, 79% of overall net sales)
Proprietary Products reported sales growth was 10.7% over the prior-year quarter. Organic sales growth was 11.6%, led by double-digit growth in the Biologics market unit, high-single digit sales growth in the Generics market unit and mid-single digit sales growth in the Pharma market unit. High-value product offerings had organic sales growth of 25%.
The Proprietary Products backlog of committed orders at September 30, 2016 was $388 million, a decrease of 2% at constant currency compared to September 30, 2015. This continues the 2016 quarterly trend of reduced lead times and backlog as a result of successful Global Operations initiatives and capacity enhancements.
Operating profit for the segment was $57.5 million, resulting in an operating profit margin of 19.3%, compared to $49.5 million and 18.4% in the 2015 period. The margin increase was primarily due to an improvement in gross profit margin.
Contract-Manufactured Products ($79.0 million, 21% of overall net sales)
Contract-Manufactured Products reported sales growth and organic sales growth both were 4.6%, primarily due to higher drug delivery and diagnostic product sales.
Operating profit for the segment was $8.9 million, resulting in an operating profit margin of 11.1%, compared to $8.3 million and 11.0% in the 2015 period. Cost controls on selling, general and administrative expenses offset the decline in gross profit margin.
Corporate and Other
General corporate costs declined by $1.2 million to $6.0 million. Stock-based compensation costs increased by $1.0 million to $4.6 million. U.S. pension expense increased $0.7 million, to $2.2 million.
The effective tax rate used in determining reported net income was 29.3% for the third quarter of 2016. The effective tax rate used in determining adjusted net income was 28.8% as compared to 26.7% in the same quarter of 2015.
During the quarter, the Company repurchased 117,310 shares for $9.6 million. During the first nine months of 2016, the Company has repurchased 370,810 shares for $26.8 million. There are up to 329,190 shares remaining to be repurchased in the program authorized in December 2015.

Full-Year 2016 Financial Guidance

West’s full-year 2016 net sales, margin and EPS guidance are as follows:

(in millions, except EPS)	2016 Updated Guidance	Prior Guidance
Consolidated net sales	$1,510 to $1,520	$1,505 to $1,520
Consolidated gross profit margin (% of net sales)	33.6% to 33.7%	33.6% to 34.0%
Proprietary Products net sales	$1,195 to $1,200	$1,195 to $1,200
Proprietary Products Gross profit margin (% of net sales)	38.0% to 38.2%	37.9% to 38.4%
Contract-Manufactured Products net sales	$315 to $320	$310 to $320
Contract-Manufactured Products Gross profit margin (% of net sales)	16.8% to 17.2%	17.1% to 17.6%
Full-Year adjusted diluted EPS*	$2.17 to $2.22	$2.15 to $2.25

* Adjusted diluted EPS is a non-GAAP measurement. See discussion under the heading “Non-GAAP Financial Measures” in this release.

The principal currency assumption used in preparing these estimates is the translation of the euro at $1.10 for the remainder of 2016 as compared to the prior guidance exchange rate of $1.12 per euro.

With one quarter remaining in the year, the gross profit margin guidance range has been tightened and reflects the expected positive impact from the mix of high-value product sales growth offset by changes in foreign currency exchange rates, in particular the Japanese yen, and incremental sales of low-margin contract manufacturing tooling sales.
The Company expects that its annual effective tax rate, used in determining adjusted net income and adjusted diluted EPS, will be approximately 28.5%.
The Company estimates its 2016 capital spending at between $150 million and $175 million.
2017 Revenue and Long-Term Outlook
The Company expects 2017 organic sales growth to grow at the high end of its long-term outlook of 6% to 8%. Sales growth of high-value products is expected to be in the low-double digits.
The Company is reaffirming its 2020 financial targets of sales between $2.2 billion and $2.4 billion with a consolidated operating profit margin in the range of 19% to 23%. Over this period, the Company continues to estimate capital spending to be in the range of $150 million to $175 million per year.

Third Quarter 2016 Conference Call
The Company will host a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Time today. To participate on the call please dial 877-930-8295 (U.S.) or 253-336-8738 (International). The conference ID is 96078365.
A live broadcast of the conference call will be available at the Company’s website, www.westpharma.com, in the “Investors” section. Management will refer to a slide presentation during the call, which will be made available on the day of the call. To view the presentation, select “Presentation Materials” in the “Investors” section of the Company’s website.
An online archive of the broadcast will be available at the website three hours after the live call and will be available through Thursday, November 3, 2016, by dialing 855-859-2056 (U.S.) or 404-537-3406 (International) and entering conference ID 96078365.
Forward-Looking Statements
Certain forward-looking statements are included in this release. They use such words as “raising,” “tightening,” “expected,” “to be,” “provides,” “reaffirms,” “continue to see,” “remains,” “to achieve,” “targets,” “on track,” “ensuring,” “reaffirms,” “are raising,” “expect,” “to grow,” “continued,” “demand trends,” “tightened,” “reflects,” “expects,” “will be,” “estimates,” “is expected,” “continue,” “estimate” and other similar terminology. These statements reflect management’s current expectations regarding future events and operating performance and speak only as of the date of this release. There is no certainty that actual results will be achieved in line with current expectations. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause our actual results to differ materially from those expressed in or underlying our forward-looking statements: customers’ changing inventory requirements and manufacturing plans; customer decisions to move forward with our new products and product categories; average profitability, or mix, of the products we sell; dependence on third-party suppliers and partners; interruptions or weaknesses in our supply chain; increased raw material costs; fluctuations in currency exchange; and the ability to meet development milestones with key customers. This list of important factors is not all inclusive. For a description of certain additional factors that could cause the Company's future results to differ from those expressed in any such forward-looking statements, see Item 1A, entitled “Risk Factors,” in the company's Annual Report on Form 10-K for the year ended December 31, 2015.
Except as required by law or regulation, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Measures
This press release and the preceding discussion of our results, financial guidance and the accompanying financial tables use the following financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP), and therefore are referred to as Non-GAAP financial measures:

•	Net sales at constant currency (organic sales growth)

•	Adjusted operating profit

•	Adjusted operating profit margin

•	Adjusted income tax expense

•	Adjusted net income

•	Adjusted diluted EPS

•	Net debt

•	Total invested capital

•	Net debt-to-total invested capital

West believes that these Non-GAAP measures of financial results provide useful information to management and investors regarding business trends, results of operations, and the Company’s overall performance and financial position. Our executive management team uses these financial measures to evaluate the performance of the Company in terms of profitability and efficiency, to compare operating results to prior periods, to evaluate changes in the operating results of each segment, and to measure and allocate financial resources to our segments. The Company believes that the use of these Non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends in comparing its financial measures with other companies.
Our executive management does not consider such Non-GAAP measures in isolation or as an alternative to such measures determined in accordance with GAAP. The principal limitation of these financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded. In order to compensate for these limitations, Non-GAAP financial measures are presented in connection with GAAP results. We urge investors and potential investors to review the reconciliations of our Non-GAAP financial measures to the comparable GAAP financial measures, and not to rely on any single financial measure to evaluate the Company’s business.
Net sales at constant currency translates the current-period reported sales of subsidiaries whose functional currency is other than the U.S. dollar at the applicable foreign exchange rates in effect during the comparable prior-year period. In calculating adjusted operating profit, adjusted income tax expense, adjusted net income and adjusted diluted EPS, we exclude the impact of items that are not considered representative of ongoing operations. Such items may include restructuring and related costs, certain asset impairments, other specifically-identified gains or losses, and discrete income tax items. A reconciliation of these adjusted Non-GAAP measures to the comparable GAAP financial measures is included in the accompanying tables.

The following is a description of the items excluded from adjusted operating profit, adjusted income tax expense, adjusted net income and adjusted diluted EPS for the three and nine-month periods presented in the accompanying tables:
Restructuring and related charges - During the three months ended September 30, 2016, the Company recorded $2.3 million in restructuring and related charges, consisting of $1.4 million for severance charges and $0.9 million for a non-cash asset write-down associated with the discontinued use of certain equipment. During the nine months ended September 30, 2016, the Company incurred $23.7 million in restructuring and related charges, consisting of $7.8 million for severance charges and $15.9 million for non-cash asset write-downs associated with the discontinued use of certain trademarks and certain equipment.
Venezuela currency devaluation - During the nine months ended September 30, 2016, the Company recorded a charge of $2.7 million related to the devaluation of the Venezuelan Bolivar from the previously-prevailing official exchange rate of 6.3 Bolivars to USD to 10.0 Bolivars to USD.
Discrete tax item - During the three and nine months ended September 30, 2016, the Company recorded a discrete tax charge of $0.3 million resulting from the impact of a change in the enacted tax rate in the United Kingdom on its previously-recorded deferred tax asset balances.
Pension settlement charge - During the three and nine months ended September 30, 2015, the Company recorded a pension settlement charge of $49.0 million in connection with its purchase of a group annuity contract from Metropolitan Life Insurance Company to settle $139.4 million of its $313.6 million outstanding pension benefit obligation under its U.S. qualified pension plan.
Executive retirement and related costs - During the nine months ended September 30, 2015, the Company recorded a $10.9 million charge for executive retirement and related costs.

WEST PHARMACEUTICAL SERVICES, INC. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) (in millions, except per share data)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2016		2015		2016		2015
Net sales	$376.7	100%	$344.5	100%	$1,126.8	100%	$1,040.1	100%
Cost of goods and services sold	255.6	68	236.2	69	749.1	66	703.9	68
Gross profit	121.1	32	108.3	31	377.7	34	336.2	32
Research and development	9.0	2	8.5	2	27.2	2	24.1	2
Selling, general and administrative expenses	58.3	16	54.6	16	178.9	16	170.6	16
Other expense, net	2.5	—	48.7	14	29.1	3	58.1	6
Operating profit (loss)	51.3	14	(3.5)	(1)	142.5	13	83.4	8
Interest expense, net	2.0	1	3.2	1	5.9	1	9.9	1
Income (loss) before income taxes	49.3	13	(6.7)	(2)	136.6	12	73.5	7
Income tax expense (benefit)	14.4	4	(6.6)	(2)	38.3	3	15.1	1
Equity in net income of affiliated companies	2.7	1	1.6	—	6.2	—	3.8	—
Net income	$37.6	10%	$1.5	—%	$104.5	9%	$62.2	6%

Net income per share:
Basic	$0.51		$0.02		$1.43		$0.86
Diluted	$0.50		$0.02		$1.40		$0.85

Average common shares outstanding	73.3		72.2		73.0		71.9
Average shares assuming dilution	75.0		73.9		74.7		73.6

WEST PHARMACEUTICAL SERVICES REPORTING SEGMENT INFORMATION (UNAUDITED) (in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
Net Sales:	2016	2015	2016	2015
Proprietary Products	$298.1	$269.3	$899.9	$821.5
Contract-Manufactured Products	79.0	75.5	227.8	219.4
Eliminations	(0.4)	(0.3)	(0.9)	(0.8)
Consolidated Total	$376.7	$344.5	$1,126.8	$1,040.1

Operating Profit (Loss):
Proprietary Products	$57.5	$49.5	$185.6	$161.3
Contract-Manufactured Products	8.9	8.3	25.6	22.7
U.S. pension expense	(2.2)	(1.5)	(6.6)	(4.4)
Stock-based compensation expense	(4.6)	(3.6)	(14.1)	(14.0)
General corporate costs	(6.0)	(7.2)	(21.6)	(22.3)
Adjusted Operating Profit	$53.6	$45.5	$168.9	$143.3
Adjusted Operating Profit Margin	14.2%	13.2%	15.0%	13.8%

Restructuring and related charges	(2.3)	—	(23.7)	—
Venezuela currency devaluation	—	—	(2.7)	—
Pension settlement charge	—	(49.0)	—	(49.0)
Executive retirement and related costs	—	—	—	(10.9)
Reported Operating Profit (Loss)	$51.3	$(3.5)	$142.5	$83.4
Reported Operating Profit (Loss) Margin	13.6%	(1.0)%	12.6%	8.0%

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
Please refer to "Non-GAAP Financial Measures" for more information
(in millions, except per share data)

Three months ended September 30, 2016	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$51.3	$14.4	$37.6	$0.50
Restructuring and related charges	2.3	0.7	1.6	0.02
Discrete tax item	—	(0.3)	0.3	0.01
Adjusted (Non-GAAP)	$53.6	$14.8	$39.5	$0.53

Nine months ended September 30, 2016	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$142.5	$38.3	$104.5	$1.40
Restructuring and related charges	23.7	8.1	15.6	0.21
Venezuela currency devaluation	2.7	—	2.7	0.03
Discrete tax item	—	(0.3)	0.3	0.01
Adjusted (Non-GAAP)	$168.9	$46.1	$123.1	$1.65

Three months ended September 30, 2015	Operating (loss) profit	Income tax (benefit) expense	Net income	Diluted EPS
Reported (GAAP)	$(3.5)	$(6.6)	$1.5	$0.02
Pension settlement charge	49.0	17.9	31.1	0.42
Adjusted (Non-GAAP)	$45.5	$11.3	$32.6	$0.44

Nine months ended September 30, 2015	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$83.4	$15.1	$62.2	$0.85
Pension settlement charge	49.0	17.9	31.1	0.42
Executive retirement and related costs	10.9	4.0	6.9	0.09
Adjusted (Non-GAAP)	$143.3	$37.0	$100.2	$1.36

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
Please refer to "Non-GAAP Financial Measures" for more information
(in millions, except per share data)

Reconciliation of Net Sales to Net Sales at Constant Currency(1)

Three months ended September 30, 2016	Proprietary	CM	Eliminations	Total
Reported net sales (GAAP)	$298.1	$79.0	$(0.4)	$376.7
Effect of changes in currency translation rates	2.4	—	—	2.4
Net sales at constant currency (Non-GAAP)(1)	$300.5	$79.0	$(0.4)	$379.1

Nine months ended September 30, 2016	Proprietary	CM	Eliminations	Total
Reported net sales (GAAP)	$899.9	$227.8	$(0.9)	$1,126.8
Effect of changes in currency translation rates	12.8	(0.2)	—	12.6
Net sales at constant currency (Non-GAAP)(1)	$912.7	$227.6	$(0.9)	$1,139.4

Reconciliation of adjusted diluted EPS guidance to reported diluted EPS guidance

Full Year 2016 Guidance(2) (3)
Adjusted diluted EPS guidance	$2.17 to $2.22
Estimated restructuring charges	(0.23 to 0.28)
Estimated currency devaluation (Venezuela)	(0.03 to 0.08)
Discrete tax item	(0.01)
Reported diluted EPS guidance	$1.80 to $1.95

(1)
Net sales at constant currency translates the current-period reported sales of subsidiaries whose functional currency is other than the U.S. dollar at the applicable foreign exchange rates in effect during the comparable prior-year period.

(2)	See “Full-Year 2016 Financial Guidance” and “Non-GAAP Financial Measures” in today's press release for additional information regarding adjusted diluted EPS.

(3)	Guidance includes various currency exchange rate assumptions, most significantly the euro at $1.10 for the remainder of 2016. Actual results will vary as a result of exchange rate variability.

WEST PHARMACEUTICAL SERVICES CASH FLOW ITEMS (UNAUDITED) (in millions)

	Nine Months Ended September 30,
	2016	2015
Depreciation and amortization	$67.9	$66.6
Operating cash flow	$147.6	$144.4
Capital expenditures	$122.7	$86.8

WEST PHARMACEUTICAL SERVICES FINANCIAL CONDITION (UNAUDITED) (in millions)

	As of September 30, 2016	As of December 31, 2015
Cash and cash equivalents	$205.9	$274.6
Debt	$231.2	$298.2
Equity	$1,142.3	$1,023.9
Net debt-to-total invested capital(4)	2.2%	2.3%
Working capital	$421.3	$359.4

(4) Net debt and total invested capital are Non-GAAP measures. Net debt is determined by reducing total debt by the amount of cash and cash equivalents, and for purpose of measuring net debt to invested capital, total invested capital is the sum of net debt and shareholders’ equity. Please refer to “Non-GAAP Financial Measures” in this release for additional information regarding those measures.

Trademark Notices
Trademarks and registered trademarks are the property of West Pharmaceutical Services, Inc., in the United States and other jurisdictions, unless noted otherwise.
Daikyo® Crystal Zenith® and Daikyo® are trademarks of Daikyo Seiko, Ltd. Daikyo Crystal Zenith® technologies are licensed from Daikyo Seiko, Ltd.